Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Activation Key Distribution Agreement

This License Agreement (“Agreement”) is made and entered into effective as of August 20, 2018 (“Effective Date”), by and between SEGA Games Co., Ltd., a Japanese corporation, having its principal place of business at Sumitomo Fudosan Osaki Garden Tower, 1-1-1 Nishi-Shinagawa, Shinagawa-ku, Tokyo 141-0033, Japan (“Sega”) and EPICSOFT ASIA PTE. LTD., a company duly organized and existing under the laws of Republic of Singapore, having its registered office at 29 Tai Seng Avenue, #01-01, Natural Cool Lifestyle Hub Singapore 534119 (“Distributor”; and Sega and Distributor collectively, the “Parties” or each separately, a “Party”).

Recitals

A. Whereas Sega and/or its licensors is the owner of all rights, including but not limited to, all intellectual property rights, to certain video games which are also sold and distributed digitally via the Steam download platform in various countries and territories worldwide (the “Games”).

B. Whereas in order to play such Games, the potential users must authorize his right to play a Game via a valid license key typically consisting of alphanumerical characters (the “Activation Key”).

C. Whereas Distributor desires to be designated as a distributor of the Activation Keysin Singapore, Malaysia, the Philippines, Indonesia, Thailand, the Peoples’s Republic of China (PRC, excluding Taiwan, Hong Kong and Macao), Hong Kong and Macao (“Territory”), upon the terms and conditions set forth in this Agreement.

Now therefore in consideration of the mutual promises and agreements herein set forth, the Parties agree as follows:

Agreement

1	Appointment and Distribution.

Appointment of Distributor. For the Term, in the Territory, subject to the terms and conditions of distribution set forth in this Agreement, Sega appoints Distributor to sell and distribute the Activation Keys to end users either

1.a.i	directly by itself and/or Distributor’s Affiliates; and/or

1.a.ii	indirectly via third party distributors (“Retailers”).

“Affiliate” shall mean any company and any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, either Party.

Distributor acknowledges and agrees that its appointment as such and the rights associated therewith shall be non-exclusive for the Term in the Territory.

1.b	Conditions of Distribution. Notwithstanding anything else in this Agreement, Distributor shall not sell any Activation Keys

(i)	Which Distributor has not obtained from Sega in accordance with this Agreement; and

(ii)	Which Distributor is aware of having been invalidated.

1.c	The suggested retail price (“SRP”) of the Games has been determined on a title by title basis. For the avoidance of doubt, the determination of the SRP shall be at Sega’s and/or Sega’s licensors’ discretion at all times.

1.d	Express Exclusions. This Agreement does not provide Distributor with any rights to (i) copy, distribute, display or use the Games; (ii) copy, distribute, display or use the Activation Keys in any way not in compliance with Sections 1(a) and 1(b) of this Agreement; or (iii) to use Sega’s marks, trade name or other items except where Sega expressly consents in writing to such use; or (iv) to make any other use of Activation Keys which has not been expressly authorized herein or in a writing signed by both Parties.

1.e	Rights Reserved to Sega. Except as expressly provided in this Agreement, Distributor acknowledges that it has no rights, and will acquire no rights, in or to the Intellectual Property Rights of the Games and/or to Sega’s marks. Distributor further agrees that it will not challenge or interfere in any way with Sega’s ownership of, or any and all rights in the Games,, or Sega’s marks. Nothing herein shall be construed as restricting Sega’s right to sell, license, modify, publish, distribute or otherwise use the Games, the Activation Keys, its Intellectual Property Rights, or Sega’s marks, in whole or in part, in any way or for any purpose.

1.f	Quality Standards. Distributor agrees to distribute the Activation Keys and use any of Sega’s marks only as expressly provided for in this Agreement. Distributor further agrees to comply with all applicable laws and regulations and to obtain all appropriate government approvals pertaining to the distribution of the Activation Keys covered by this Agreement.

2	Orders and Delivery.

2.a	Distributor shall issue an order to Sega stating (i) the title(s) of the Game(s) for which Distributor wishes to order Activation Keys; (ii) the quantity of the Activation Keys for each specific Games Distributor wishes to order and (iii) the intended date of delivery of the Activation Keys (“Order”). Sega shall be entitled to determine, in its sole discretion, the quantity of the Activation Keys to be delivered to Distributor. Sega will deliver the Activation Keys as soon as practicable after receipt of Order.

2.b	An Order for Activation Keys may only be issued once per month and shall be issued concurrently with the Monthly Report to be delivered by Distributor to Sega in accordance with Section 4.a below. Notwithstanding the foregoing, Distributor may issue an Order for Activation Keys prior to the First Distribution Date (as defined below).

2.c	The delivery of the Activation Keys from Sega to Distributor shall be made by e-mail transmission. Sega also will inform Distributor of the day on which Distributor is able to commence distribution of such Activation Keys to the public (“First Distribution Date”). Sega will deliver the Activation Keys via attachment to its e-mail to Distributor. When an e-mail attached with the Activation Keys reaches the e-mail server used by Distributor, the delivery of the Activation Keys to Distributor shall be deemed completed. Title of the Activation Keys shall pass from Sega to Distributor at the point when Distributor sells the Activation Keys to third parties.

3	Defects.

3.a	Distributor shall inspect the Activation Keys within five (5) business days after the Activation Keys have been delivered. Distributor shall give Sega written notice of any missing quantities of the Activation Keys according to the Order. Any missing Activation Keys will be provided by Sega as soon as possible.

3.b	If Distributor fails to inspect the delivery of the Activation Keys accordingly or does not give any written notice to Sega Section 3.a, the delivery of the Activation Keys shall be deemed accepted and Distributor shall have no rights against Sega.

4	Payment.

4.a	Distributor shall provide Sega with a report (“Monthly Report”) within five (5) business days following the end of each month containing the following information and any other information specified by Sega from time to time: (i) the total quantity of the Activation Keys sold, (ii) list of Activation Keys sold by Distributor and Retailers for each Game and (iii) total payment amount due to Sega calculated by the formula set forth in Section II of the Exhibit (“Distributor Payment”). All Distributor Payments shall be made in US dollars. In order to calculate the amount to be paid in US dollars, Distributor shall use the TTM rate of the last day of the reporting period issued by the OANDA to convert any currency in which Distributor receives payments from end users into US dollars.

4.b	Sega shall send to Distributor an invoice (“Sega Invoice”) for Distributor Payment immediately after receipt of Monthly Report.

4.c	Distributor shall pay the amount containing in the Sega Invoice within fourteen (14) days following the receipt of Sega Invoice to the bank account designated by Sega. Distributor shall be responsible for bank transfer charge or any other costs for transferring money to said bank account.

4.d	Audits.

4.d.1	For the transparency in the calculation of Distributor Payment, Distributor agrees to keep and preserve for at least three (3) years after the expiration or earlier termination of this Agreement, accurate books, records and accounts of all transactions relating to this Agreement.

4.d.2	On ten (10) days prior notice to Distributor, Sega shall have the right, no more than once per every twelve (12) months, to have an independent auditor audit such books, records and accounts of Distributor to the extent of enabling Sega and/or its designated independent auditor to verify Distributor’s compliance with this Agreement. Any such audit shall be conducted during the regular business hours of Distributor at the cost of Sega: provided, however, that if such audit reveals an underpayment of five percent (5%) or more of Distributor Payment due, Distributor shall promptly pay to Sega all costs and expenses of such audit. Furthermore, Distributor shall promptly pay to Sega the amount of underpayment revealed by such audit along with interest at a rate of eight percent (8%) per annum from the date that such underpaid amount was actually due

5	Marketing.

Distributor will conduct marketing, advertisement and promotion activities (collectively “Marketing Activities”) at its own cost during the Term within the Territory in respect to the Games unless otherwise agreed between the Parties.

6	Obligation of Distributor.

6.a	Distributor shall not distribute and shall ensure its designated distributors not to deliver Activation Keys to end user customers prior to First Distribution Date.

6.b	Distributor shall pay for the Activation Keys actually activated to Sega, even in the case where they are not sold to end users by Distributor directly or indirectly via any Retailer. The payment for such Activation Keys, being activated without prior sale, shall be calculated as a Distributor Payment in accordance with Section II.b of the Exhibit to this Agreement (i.e. as if sold directly via Distributor).

6.c	Customer Support. Distributor shall provide customer and technical support for the Activation Keys distributed in the Territory consistent with best industry practices.

7	Ownership.

7.a	Distributor acknowledges and agrees that all right, title and interest in and to the Intellectual Property Rights of the Games, including all patents, copyrights, trade secrets, trademarks and other Intellectual Property Rights therein, are and will remain the property of Sega and/or Sega’s licensors and/or affiliates. No part of this Agreement is a sale and nothing contained herein will be deemed to grant Distributor any right, title or interest in or to the Intellectual Property Rights of the Games Nothing in this Section should be interpreted as expanding Distributor’s rights hereunder. “Intellectual Property Rights” mean, on a worldwide basis, any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing).

7.b	Distributor agrees not to attack Sega’s, its licensors and/or affiliate’s ownership in and/or the validity of any of the Intellectual Property Rights of the Games and/or Sega’s marks, including without limitation applying for registration, filing any document, and/or taking any action that could affect such ownership or validity, including without limitation aiding and/or abetting any third parties.

7.c	Although the Activation Keys consist of combinations of alphanumerical characters to which Intellectual Property Rights of Sega and/or Sega’s licensors and Affiliates may not be applicable, the provisions of this Section 7 shall apply accordingly to the Activation Keys if it is deemed in any jurisdiction of the Territory that Intellectual Property Rights may be applied to purpose-bound combinations of alphanumerical characters. For the avoidance of doubt, the sale of the Activation Keys shall not be considered a sale of any Games or any of the Intellectual Property Rights or other rights associated therewith.

8	Indemnification. In addition to any other indemnification requirements specifically noted in this Agreement, either Party (“Indemnifying Party”) shall indemnify and hold harmless the other Party, its parent, affiliates, officers, directors, employees and agents, from and against any and all claims, actions, suits, proceedings, costs, expenses (including court costs and attorney’s fees), damages, obligations, penalties, injuries and liabilities arising out of, connected with or resulting from any action from and against any losses, costs, damages or expenses and any suit, claim or proceeding brought against the other Party which results from, arises, directly or indirectly, in connection with or is related in any way to such Indemnifying Party’s actions (unless specifically authorized hereunder) or omissions, or from any breach, alleged breach of any term or condition of this Agreement, representation or warranty..

9	Warranty

9.a	Sega Representations and Warranties. Sega represents and warrants that (a) Sega has the right, power and authority to enter into this Agreement and to fully perform Sega’s obligations under this Agreement; (b) the making of this Agreement by Sega does not violate any agreement existing between Sega and any other person or entity and, throughout the Term, Sega shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement.

9.b	Distributor Representations and Warranties. Distributor represents and warrants that (a) Distributor has the right, power and authority to enter into this Agreement and to fully perform Distributor’s obligations under this Agreement; (b) the making of this Agreement by Distributor does not violate any agreement existing between Distributor and any other person or entity and, throughout the Term, Distributor shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (c) Distributor complies, and at all times during the Term shall comply, with all applicable laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Activation Keys; (d) Distributor is, and at all times during the Term shall be, the holder of all consents necessary for it to perform its obligations hereunder; (e) Distributor has the experience and skill to perform Distributor’s obligations hereunder; and (f) Distributor shall perform such obligations in accordance with generally accepted professional standards and in an expeditious and economical manner consistent with sound professional practices.

9.c	OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE ABOVE, NEITHER PARTY MAKES (AND SPECIFICALLY DISCLAIMS) ANY REPRESENTATIONS AND/OR WARRANTIES, WETHER EXPRESSED OR IMPLIED HEREIN.

10	Confidentiality.

10.a	All Confidential Information, as defined herein, disclosed by one of the Parties (hereinafter referred to as the “Disclosing Party”) to the other Party (hereinafter referred to as the “Recipient”) (a) is considered confidential; (b) shall remain the exclusive property of the Disclosing Party; (c) shall be used by the Recipient only in connection with its performance under this Agreement; and (d) shall be maintained in confidence by Recipient. Confidential Information” means the following items; (i) the contents of this Agreement and (ii) any and all information disclosed, during the Term, under this Agreement, by Disclosing Party to Recipient in any form, whether or not reduced to writing or other tangible form, including, but not limited to mask works, ideas, samples, media, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of each of the Parties, and including, but not limited to, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans, information the Disclosing Party provides regarding third parties, and any other information of a similar nature, including, but not limited to, any other trade secret or nonpublic business information, patents or copyrights pending and patent and copyright applications pending.

10.b	Notwithstanding the foregoing: (a) for any non-oral Confidential Information, to be considered Confidential Information hereunder, it shall be designated, in writing, confidential or secret by the Disclosing Party at the time of disclosure; and (b) for any oral Confidential Information, to be considered Confidential Information hereunder, the Disclosing Party shall notify the Recipient in writing within seven (7) days after the date of disclosure that such items were Confidential Information (and said writing must note with specificity exactly what is Confidential Information); (c) either Party may disclose to either Party’s affiliates the Confidential Information it receives from Discloser; and (d) Confidential Information shall not include items that; (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Disclosing Party; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it. Except as contemplated by this Agreement or as specifically authorized by Disclosing Party in writing, and except as required by law, Recipient shall not reproduce, use, distribute, disclose or otherwise disseminate the Disclosing Party’s Confidential Information. Upon expiration or termination of this Agreement or upon request by Disclosing Party, Recipient shall promptly deliver to Disclosing Party all Disclosing Party’s Confidential Information (including copies) then in Receiving Party’s custody, control and/or possession, and such delivery shall be within five (5) days after written request to Disclosing Party.

11	Term and Termination.

11.a	Term. The Parties agree that the term of this Agreement (hereinafter “Term”) shall commence upon the Effective Date and, unless terminated earlier in accordance with the provisions of this Agreement, shall continue to be in effect for one (1) year from the Effective Date. The Term shall automatically be extended for further periods of one (1) year each, unless either Party serves written notice to the other Party at least thirty (30) days prior to the expiration of the original Term or any extended Term that the Term shall not be extended according to this Section 11.a.

11.b	Termination. This Agreement may be terminated by written notice provided by Sega to Distributor if (i) Distributor does not start to distribute the Activation Keys within three (3) months after the Effective Date; or (ii) Distributor commits a material breach of the terms and conditions of this Agreement and fails to cure such breach within ten (10) days of written notice from Sega describing such breach.

11.c	Either Party reserves the right to terminate this Agreement, at any time during the term of this Agreement, upon thirty (30) days’ notice in writing to the other Party.

12	Effect of Expiration or Termination.

12.a	Upon termination or expiration of this Agreement for any reason, Distributor shall return all the Activation Keys which have not been sold during the Term to Sega.

12.b	In the event some of the Activation Keys returned to Sega in accordance with Section 12.a turn out to be actually activated, Distributor shall pay Distributor Payment for such activated Activation Keys to Sega immediately following Sega’s instruction. Section 6.b of this Agreement shall apply accordingly.

12.c	In the event of termination or expiration of this Agreement, Sections 7, 8, 9, 10, 12, 13, 14 and any outstanding payment obligations shall survive. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

13	Choice of Law and Jurisdiction. This Agreement shall be governed as to all matters, including validity, construction, and performance, by and under the laws of Japan, and the Tokyo District Court shall have exclusive jurisdiction to all disputes, controversies, or differences that may arise between the Parties hereto, in relation to or in connection with this Agreement. The Parties hereby consent to personal jurisdiction in such jurisdiction, and agree to waive any legal objections they may have regarding service of process effected by any reasonable means. However, notwithstanding the foregoing, nothing in this Agreement shall prevent a Party from seeking injunctive relief or a restraining order in so far as allowed by the terms of this Agreement from a court of competent jurisdiction in anywhere in the world where such injunctive relief or restraining order shall be applied.

14	General Provisions.

14.a	Relationship of the Parties. Nothing contained in this Agreement and no action taken by either Party to this Agreement will be deemed to constitute any Party or any of such Party’s employees, agents or representatives to be an employee, agent or representative of any other Party or will be deemed to create any partnership, joint venture, association or syndicate among or between any of the Parties, or will be deemed to confer on any Party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other.

14.b	Final Agreement. This Agreement sets forth the entire and final agreement and understanding of the Parties with respect to the subject matter hereof. Any and all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement are terminated.

14.c	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

14.d	Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing (excluding email or the like) and signed by each of the Parties. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

14.e	Notice. Any notice or other communication, if any, required hereunder will be effective only if given in writing, evidenced by a delivery receipt, and personally delivered or sent by facsimile, overnight courier, or mail, postage prepaid to the addresses shown above. Any notice or other communication if given personally will be effective upon the date shown or the delivery if given receipt.

14.f	Captions. The captions in this Agreement are for convenience only and will not be considered a part of, or be deemed to affect the construction or interpretation of, any provision of this Agreement.

14.g	Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature. This Agreement is not binding until signed by both Parties.

14.h	Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses), unless otherwise explicitly noted in this Agreement, incurred in connection with this Agreement and any transactions contemplated hereby.

14.i	Construction. The language used in this Agreement has been fully negotiated by both Parties and shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference herein to “including” shall be interpreted as “including without limitation.”

14.j	Limitation of Liability. In no event will either Party be liable under or in connection with this Agreement for any lost profits and/or incidental, consequential, special, exemplary and/or punitive damages.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above.

Sega:	Distributor:
SEGA Games Co., Ltd.	EPICSOFT ASIA PTE. LTD.

Sign Name:		Sign Name:

Print Name:	Kenji Matsubara	Print Name:	Jacky Choo See Wee

Title:	President & COO	Title:	CEO

Date:	October 22, 2018	Date:	October 30, 2018

Exhibit

I.	Games

The Game for which Activation Keys are being ordered by Distributor shall be specified in each Order issued by Distributor. Sega will provide and update the list of available Games for which Activation Keys can be ordered including their SRP to Distributor from time to time.

II.	Distributor Payment

a)	Distributor Payment is calculated as follows: lf Distributor sells Activation Keys directly to end users:

          x              x  quantity of Activation Keys

b)	If Distributor sells Activation Keys via Retailers to end users:

                          x             x quantity of Activation Keys

“Wholesale Price” shall be the price at which the Distributor sells Activation Keys for a specific Game to Retailers. Such Wholesale Price shall at no times be less than           of the           In the event that the Distributor sells Activation Keys to Retailers for less than            of the           , the Wholesale Price for the purpose of calculating the Distributor Payment shall be fixed at            of the

III.	In the event that the Steam download platform decides to offer any special sales, discounts or other events, the Parties agree to discuss the applicability of such offers in regards to the calculation of the Distributor Payment. Unless the Parties have agreed to a new calculation method for such offers, the calculation of the Distributor Payment shall be as set forth in Section II above.